CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

M&K CPAS, PLLC
13831 East Freeway Suite 575
Houston, TX 77040

May 24, 2010

Foresight Funds, Inc.
1634 Pebble Chase Dr.
Katy, TX 77450

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement of Foresight Funds, Inc. on Form N-1A ("Registration Statement") of our report dated February 11, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to the Shareholders of Foresight Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements" in such Registration Statement.

/s/M&K CPA'S, PLLC


M&K CPA'S, PLLC
www.mkacpas.com
Houston, TX
May 24, 2010